Exhibit 10.14

DANAHER CORPORATION

2007 EXECUTIVE INCENTIVE COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2009

PURPOSE	Danaher Corporation, a Delaware corporation (the “Company”), wishes to motivate, reward, and retain executive officers of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Danaher Corporation 2007 Executive Incentive Compensation Plan (the “Plan”), effective as of January 1, 2007, to provide participants with performance-based bonus awards (“Awards”), in accordance with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”). (All references to Section 162(m) or any other Code provision include successor provisions, related regulations, and amendments.)

PARTICIPANTS	The Participants in the Plan shall be the Executive Officers of the Company (including those of any subsidiary, operating unit, or division).

Executive Officer has the meaning set forth in Rule 3b-7 issued under the Securities Exchange Act of 1934, as amended from time to time, and anyone else the Committee determines to treat as an Executive Officer for purposes of this Plan.

ADMINISTRATOR	The Plan’s Administrator will be the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

The Committee will include two or more members, each of whom qualifies as an “outside director” within the meaning of Section 162(m), and those outside directors will have exclusive authority under this Plan to make Awards and determine the attainment of Performance Goals. The Committee may satisfy this requirement through (i) providing that persons who are not “outside directors” cannot vote on an issue, (ii) allowing those persons to abstain from voting, or (iii) creating a subcommittee of qualifying outside directors to take action with respect to this Plan. If a Committee member intended to qualify as an outside director does not in fact so qualify, the mere fact of such nonqualification will not invalidate the payment of any Award or other action by the Committee under the Plan that was otherwise valid under the Plan.

The Committee is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board as the Committee may find necessary or appropriate to carry out its functions. The Committee will exercise its powers under the Plan in a manner that preserves the Company’s Federal income tax deduction for payments made under the Plan, in accordance with the requirements of Section 162(m), to the maximum practical extent.

GENERAL RESPONSIBILITIES OF THE COMMITTEE	Subject to the terms of the Plan, for each Performance Period the Committee will:
establish each Participant’s potential Award,

define Performance Goals and other Award terms and conditions for each Participant,

determine and certify in writing the Award amounts earned, based on actual performance as compared to the Performance Goals,

determine and make permitted Negative Discretion Adjustments to Awards otherwise earned, and decide whether, under what circumstances, and subject to what terms, Awards will be paid on a deferred basis (including automatic deferrals at the Committee’s election or elective deferrals at the election of Participants).

Unless the Plan otherwise expressly provides, all designations, determinations, interpretations, and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants, and Beneficiaries or other persons having or claiming any rights under the Plan.

AWARDS	For any single Performance Period, an Award shall only be payable to a Participant if the Company has positive net income for such Performance Period as determined under GAAP and the amount payable to a Participant for such Performance Period shall equal the lesser of (1) five million dollars ($5,000,000.00), or (2) the amount earned pursuant to the Performance Goals and other Award terms and conditions established by the Committee with respect to such Performance Period; in each case, subject to any further Negative Discretion Adjustments as the Committee may determine. The Committee will establish each Participant’s potential Award, including the applicable Performance Goals and related terms and conditions, for each Performance Period within the Applicable Period. A Participant’s potential Award may be expressed in dollars or may be based on a formula that is consistent with the provisions of the Plan.

PERFORMANCE PERIOD	A Performance Period is a period for which Performance Goals are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

PERFORMANCE GOALS	The Committee will have the authority to establish and administer Performance Goals with respect to such Awards as it considers appropriate, which Performance Goals must be satisfied, as the Committee specifies, before a Participant receives an Award.

Performance Goals will be based exclusively on one or more of the following performance-based measures determined based on the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform, or operating unit results (subject to the Committee’s exercise of negative discretion):

earnings per share (on a fully diluted or other basis),

pretax or after tax net income,

operating income,

gross revenue,

profit margin,

stock price targets or stock price maintenance,

working capital,

free cash flow,

cash flow,

return on equity,

return on capital or return on invested capital,

earnings before interest, taxes, depreciation, and amortization (EBITDA),

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures, or any combination of these measures.

The Committee shall determine whether such Performance Goals are attained, and such determination will be final and conclusive. Each Performance Goal may be expressed in absolute and/or relative terms, may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Goals may use comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

The measures used in setting Performance Goals under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Committee may either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Goals set for the given Performance Period and specified by the Committee within the Applicable Period, unless in each case the Committee decides otherwise within the Applicable Period; provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded.

In all cases, Performance Goals are to be set in a manner that will satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time). Subject to any amendment to such regulation, such requirements include requirements that achieving Performance Goals be “substantially uncertain” at the time that they are established, that Performance Goals be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Goals have been met, and such a third party could determine the maximum amount of the resulting Award payable (subject to the Committee’s right to make Negative Discretion Adjustments).

The Applicable Period with respect to any Performance Period for an Award means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

Any action required under the Plan to be taken within the Applicable Period may be taken at a later date only if the provisions of Section 162(m) or the regulations thereunder are modified, or are interpreted by the Internal Revenue Service, to permit such later date. In such event, the definition of the Applicable Period under this Plan will be deemed to be amended accordingly.

PAYMENT OF AWARDS	Subject to the limitations set forth in this section, Awards determined under the Plan for a Performance Period will be paid to Participants in cash no earlier than the January 1st and no later than the March 15th of the calendar year following the end of the Performance Period to which the Awards apply, unless deferred pursuant to the Plan.

CERTIFICATION	No Award will be paid unless and until the Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent public accountants) to the extent applicable, has certified in the manner prescribed under applicable regulations the extent to which the Performance Goals for the Performance Period have been attained and has made and exercised its decisions regarding the extent of any Negative Discretion Adjustment of Awards for Participants for the Performance Period.

DEFERRAL	All or any portion of the Award for any given Performance Period may be deferred under the Danaher Corporation & Subsidiaries Amended and Restated Executive Deferred Incentive Program.

CONTINUED EMPLOYMENT	The Committee may require that Participants for a Performance Period must still be employed as of end of the Performance Period and/or as of the later date that the Awards for the Performance Period are communicated to be eligible for an Award for the Performance Period. Any such requirement must be established and announced within the Applicable Period, and may be subject to such exceptions as the Committee may specify within the Applicable Period.

FORFEITURE OR PRORATION	Within the Applicable Period and subject to the Committee certification required for payment of Awards, the Committee may adopt such forfeiture, proration, or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of a Participant’s death, Disability, or other events or situations determined by the Committee to constitute an appropriate exception to attainment of any Performance Goal for purposes of Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time).

A Participant shall be considered to have a Disability if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

NEGATIVE DISCRETION ADJUSTMENTS	The Committee’s powers include the power to make Negative Discretion Adjustments, which are adjustments that eliminate or reduce (but not increase) an Award otherwise payable to a Participant for a Performance Period. No Negative Discretion Adjustment may cause an Award to fail to qualify as “performance based compensation” under Section 162(m).

OTHER PLANS	A Participant in this Plan may not also participate in the Company’s general bonus plans during any Performance Period if such participation would cause an Award under this Plan to fail to qualify as “performance based” under Section 162(m).

Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program, or arrangement of the Company or any subsidiary unless and except to the extent that the Board or the Committee determines in writing.

Neither the adoption of this Plan nor the submission of the Plan to the Company’s shareholders for approval will be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as either may otherwise deem appropriate.

LEGAL COMPLIANCE	The Company will not make payments of Awards until all applicable requirements imposed by Federal and state laws, rules, and regulations, and by any applicable regulatory agencies, have been fully met. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit.

The Plan is intended to conform with all provisions of Section 162(m) and Treas. Reg. § 1.162-27 to the extent necessary to allow the Company a Federal income tax deduction for Awards as “qualified performance-based compensation.”

Notwithstanding anything in the Plan to the contrary, the Committee must administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

TAX WITHHOLDING	The Company may make all appropriate provisions for the withholding of Federal, state, and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

NONTRANSFER OF RIGHTS	Except as and to the extent the law requires, or as the Plan expressly provides, a Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person.

BENEFICIARY DESIGNATIONS	Each Participant may designate in a written form filed with the Committee (or another designated recipient) the person or persons (the “Beneficiary” or “Beneficiaries”) to receive the amounts (if any) payable under the Plan if the Participant dies before the Award payment date for a Performance Period. A Beneficiary designation filed under this section will not be considered a prohibited transfer of rights.

A Participant may change a Beneficiary designation at any time without the Beneficiary’s consent (unless otherwise required by law) by filing a new written Beneficiary designation with the Committee. A Beneficiary designation will be effective only if the Company is in receipt of the designation before the Participant’s death.

If no effective Beneficiary designation is made, the beneficiary of any amounts due will be the Participant’s estate.

AMENDMENT OR TERMINATION OF PLAN	Subject to the limitations set forth in this section, the Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their Beneficiaries.

The Board or the Committee may make any amendments necessary to comply with applicable regulatory requirements, including Section 162(m) and regulations thereunder.

The Board must submit any Plan amendment to the Company’s shareholders for their approval if and to the extent such approval is required under Section 162(m).

LIMITATIONS ON LIABILITY	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, Beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan. No member of the Committee will be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any Award under the Plan. If a Committee member intended to qualify as an ‘outside director’ under Section 162(m) does not in fact so qualify, the mere fact of such nonqualification will not invalidate any award or other action made by the Committee under the Plan that otherwise was validly made under the Plan.

NO EMPLOYMENT CONTRACT	Nothing contained in this Plan constitutes an employment contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

APPLICABLE LAW	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

DURATION OF THE PLAN	The Plan will remain effective until terminated by the Board, provided, however, that the continued effectiveness of the Plan will be subject to the approval of the Company’s shareholders at such times and in such manner as Section 162(m) may require.

DISCLOSURE AND APPROVAL OF THE PLAN	The Plan must be submitted to Company shareholders for their approval. The specific terms of the Plan, including the class of employees eligible to be Participants, the Performance Goals, and the terms of payment of Awards, must be disclosed to the shareholders to the extent Section 162(m) requires. The shareholders must approve the Plan by a separate vote after such disclosure. If the shareholders do not approve the Plan, the Plan will be treated as void and of no effect.

CODE SECTION 409A REQUIREMENTS	Notwithstanding anything to the contrary in this Plan, these provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Participant’s “separation from service” (as defined for purposes of Code Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the Participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, no payments due under this Plan may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service. If this Plan fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Code Section 409A, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.